Exhibit 99.2

NusaTrip Incorporated Announces Closing of Initial Public Offering

Jakarta, August 18, 2025 (GLOBE NEWSWIRE) — NusaTrip Incorporated (“NusaTrip,” “NUTR” or the “Company”), a travel ecosystem with geographical specialization in Southeast Asia and Asia-Pacific, today announced the closing of its previously announced initial public offering of an aggregate 3,750,000 shares of Common Stock (“the Offering”) at a price of $4.00 per share (“the Offering Price”) to the public, for a total of $15.0 million of gross proceeds to the Company, before deducting underwriting discounts and offering expenses.

NusaTrip intends to use net proceeds from the Offering for expansion into new markets, merger and acquisition initiatives, and working capital and other general corporate purposes.

The shares began trading on the Nasdaq Capital Market on August 15, 2025, under the symbol “NUTR.”

Cathay Securities, Inc. acted as the sole underwriter for the Offering. Loeb & Loeb LLP acted as U.S. legal counsel to the Company, and VCL Law LLP acted as U.S. legal counsel to Cathay Securities, Inc.

“We are gratified to close this Offering,” said NusaTrip CEO Tjin Patrick Soetanto. “There’s never been a better time to be in the online travel market in Southeast Asia. With SEA’s disposable income and internet penetration booming, we believe the future is quite bright for our sector. And, with the strategic and technological advantages we hold over the majority of our peers, we think the next few years will feature significant growth for our Company.”

Mr. Soetanto added that several independent research studies have concurred that Southeast Asia’s online travel market is likely to grow strongly in the next several years. One such study, published in November 2024 by Statista, projected that this market would grow from a value of US$46 billion in 2024 to US$79 billion by 2030, a CAGR of 9.4%.

Raynauld Liang, the CEO of Society Pass, the controlling shareholder of Nusatrip Incorporated, stated, “We decided in 2024 to spin off NusaTrip as a public company because we saw its potential to achieve accelerated growth in an online travel market that was growing strongly in our region as well as across the Asia Pacific. Today, we’re even more convinced that NusaTrip can and will achieve this goal.”

The Offering was conducted pursuant to the Company’s registration statement on Form S-1 (Registration No. 333-285997), as amended, previously filed with and subsequently declared effective by the U.S. Securities and Exchange Commission (“SEC”) on August 8, 2025. This offering was made only by means of a prospectus forming part of the effective registration statement. A copy of the final prospectus relating to this offering, when available, may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, a copy of the final prospectus relating to this offering, when available, may be obtained from Cathay Securities, Inc. at 40 Wall Street, Suite 3600, New York, NY 10005, or by telephone at 1-855-939-3888.

Before you invest, you should read the prospectus and other documents the Company has filed or will file with the SEC for more information about the Company and the Offering. This press release has been prepared for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NusaTrip Incorporated

Established in 2015 and headquartered in Jakarta, Indonesia, NusaTrip Incorporated is a travel ecosystem with geographical specialization in Southeast Asia (SEA) and Asia-Pacific (APAC). NusaTrip is an acquisitions-focused company. Mergers and acquisitions of offline travel agencies play a pivotal role in our growth strategy. We have demonstrated an ability to execute accretive and synergistic acquisitions as well as integrate and fundamentally improve our acquired businesses. We have completed acquisitions of VLeisure and VIT, both travel companies in Vietnam. We will continue to focus on the acquisition of other synergistic companies, and we are currently looking to acquire travel agencies operating in PRC, Hong Kong, Philippines, Thailand, Singapore, Malaysia, India, and UAE. We aim to bring travelers from the rest of the world to SEA and APAC (inbound travel) and bring travelers from SEA and APAC to the rest world (outbound travel).

We are the first Indonesian-based online travel agent (OTA) in Indonesia to receive International Air Transport Association (IATA) accreditation. IATA gives OTA’s access to all airline fares and inventories. For being the first IATA-accredited OTA in Indonesia, we have first-hand fares from both full-service and low-cost carriers.

Please visit the Company’s website at: https://www.nusatrip.com/

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the completion and timing of closing of the offering and the intended use of the proceeds. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning. Forward-looking statements represent NusaTrip Incorporated’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including the trading price and volatility of NusaTrip Incorporated’s common stock and risks relating to NusaTrip Incorporated’s business and the satisfaction of closing conditions in the underwriting agreement related to the offering.

For a further description of the risks and uncertainties relating to NusaTrip Incorporated’s business in general, see the final prospectus related to the Offering and NusaTrip Incorporated’s current and future reports filed with the SEC.

Contact Information:

NusaTrip Incorporated

Tjin Patrick Soetanto

Chief Executive Officer

patrick@nusatrip.com

Yee Siong Tan

Chief Financial Officer

ys.tan@nusatrip.com

Skyline Corporate Communications Group, LLC

Scott Powell, President

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Office: (646) 893-5835 x2

Email: info@skylineccg.com